November 11, 1996




Mr. Richard A. Manoogian
21001 Van Born Road
Taylor, MI 48180


Dear Mr. Manoogian:

      On behalf of the Company, I am pleased to inform you that on September 11, 1996 the Compensation Committee of the Board of Directors granted you a non-qualified stock option pursuant to the Company's 1991 Long Term Stock Incentive Plan (the "Plan"), subject to the conditions set forth below. This letter states the terms of the option and contains other provisions which on your acceptance commit the Company and you, so I urge you to read it carefully. You should also read the copies of the Plan and Prospectus which accompany this Agreement.

      This option, if accepted by you, grants you the right to purchase 140,000 shares of the Company's $1.00 par value Common Stock at a price of $14 1/2 per share, which the committee has determined is the fair market value of a share of the Company's common stock on the date of grant as reflected by trades reported on the New York Stock Exchange.

When the Option is Exercisable and Termination

      This option is exercisable cumulatively in installments in the following manner:

      20% of such shares 2 years after August 20, 1996
      10% "    "     "   3 years after    "    "    "
      10% "    "     "   4 years after    "    "    "
      10% "    "     "   5 years after    "    "    "
      10% "    "     "   6 years after    "    "    "
      10% "    "     "   7 years after    "    "    "
      30% "    "     "   8 years after    "    "    "         but
                         no later than August 21, 2006

provided that on each date of exercise you qualify under the provisions of the Plan, including Section 6(a), subparagraphs (ii) (D) and (F), to exercise such option. All installments of the option as above described must be exercised no later than August 21, 2006; all unexercised

                               Page 2                  November 11, 1996


installments shall lapse and the right to purchase shares pursuant to this option shall be of no further effect after such date. If during the option exercise periods your employment (or consulting relationship, if applicable) with the Company (including its subsidiaries and affiliated companies) is terminated for any reason, the option shall terminate in accordance with Section 6 of the Plan.

      Enclosed please find (i) the Company's latest annual report and proxy statement, (ii) Prospectus dated December 6, 1995 covering the shares which are the subject of this option, and (iii) a copy of the Plan. We suggest that you review the federal income tax attributes of non-qualified stock options which are discussed in the Prospectus. This option does not qualify for the federal tax benefits of an "incentive stock option" under the Internal Revenue Code, as described in the Prospectus.

      In consideration of this Award, you agree that, with respect to all other Awards which you have previously been granted under the Plan and awards of options and restricted stock under all other plans of the Company and affiliated or formerly affiliated employers, the definition of "Change in Control" set forth in Section 6(g)(vi)(C) of the Plan shall constitute the exclusive definition of Change in Control for purposes of such Awards.

Acceptance and Arbitration

      We agree that all of the terms and conditions of this option are reflected in this Agreement and in the Plan, and that there are no other commitments or understandings currently outstanding with respect to any other awards of stock options or restricted stock except as may be evidenced by agreements duly executed by you and the Company.

      By accepting this option you acknowledge receipt of the documents referred to above and represent that you have read the Plan, are familiar with its provisions, and agree to its incorporation in this option agreement and all of the other terms and conditions of this Agreement. Such acceptance, moreover, evidences your agreement promptly to provide such information with respect to shares acquired pursuant to this option as may be requested by the Company, one of its subsidiaries or affiliated companies.

                                    Page 3                  November 11, 1996


      By accepting this option you: (a) agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes; (b) acknowledge that (1) all of your rights to this option are embodied herein and in the Plan, (2) the grant and acceptance of this option does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship and
(3) your status is that of an employee-at-will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing) to terminate your employment or other relationship at any time; and (c) agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the date of grant unless you have already agreed in writing to a longer period.

      Section 3 of the Plan provides, in part, that the committee appointed by the Company's Board of Directors to administer the Plan shall have the authority to interpret the Plan and award agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, it is agreed that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing (other than a claim involving non-competition restrictions or the Company's, a subsidiary's or an affiliated company's trade secrets, confidential information or intellectual property rights) which (1) arises out of or relates to your employment with or termination of employment from the Company, or any of its subsidiaries or affiliated companies; (2) is premised on claims of wrongful discharge, discrimination, breach of contract, or other civil claims; (3) subverts the provisions of Section 3 of the Plan; or (4) involves any of the provisions of this agreement or the Plan or the provisions of any other option agreements relating to Company common stock or restricted stock awards or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution arbitration shall be the exclusive remedy to resolve all disputes, claims or controversies which could be the subject of litigation involving or arising out of the Plan, this or such other agreements or your employment. The provisions of this paragraph shall be binding upon our respective successors, heirs, personal representatives and designated beneficiaries, and shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company's option or restricted stock incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer. It is our mutual intention that the arbitration award will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. The arbitrator shall be chosen in accordance with the commercial arbitration rules of the American Arbitration Association and the arbitration shall be conducted at











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                               Page 4                       November 11, 1996


its principal office in the Metropolitan Detroit area. The arbitrator's sole authority shall be to apply the clauses of this Agreement.

            We agree that the provisions of the foregoing paragraph and the decision of the arbitrator with respect to any dispute, with only the exception provided in such paragraph, shall be the sole and exclusive remedy for any alleged cause of action in any manner based upon or arising out of this Agreement, the Plan or your employment or other relationship with the Company or any of its subsidiaries or affiliated companies. Subject to the foregoing exception, we acknowledge that since arbitration is the exclusive remedy, neither of us nor any other party asserting a claim dealing with these matters has the right to resort to any federal, state or local court or administrative agency concerning any matters dealt with by this Agreement and that the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute. The arbitration provisions contained in this and the foregoing paragraph shall survive the termination or expiration of this Agreement, and shall be binding on our respective successors, personal representatives and any other party asserting a claim based upon this Agreement. We further agree that any demand for arbitration must be made within one year of the time any claim accrues which you or any person claiming hereunder may have against the Company, or any of its agents, employees, subsidiaries or affiliates; unless demand is made within such period it is forever barred.

            This option agreement shall be governed by and interpreted in accordance with Michigan law.































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                               Page 5                       November 11, 1996


            Please complete your mailing address and Social Security number as indicated below and sign, date and return two copies of this option agreement to the undersigned as soon as possible in order that this option grant may become effective.

                                    Very truly yours,

                                    MASCOTECH, INC.


                                    /s/ Eugene A. Gargaro, Jr.


                                    Eugene A. Gargaro, Jr.
                                    Secretary

I accept and agree to all the foregoing terms and conditions.



                                    /s/Richard A. Manoogian
                                    (Signature of Recipient)


                                    21001 Van Born Rd.

                                    Taylor, MI 48180
                                    (Mailing Address)


                                    ###-##-####
                                    (Social Security Number)


                                    Dated: Nov. 15, 1996